UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 28, 2012

Senesco Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31326	84-1368850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

721 Route 202-206, Suite 130, Bridgewater, NJ	08807
(Address of Principal Executive Offices)	(Zip Code)

(908) 864-4444
(Registrant's telephone number, including area code)

___________________Not applicable_____________________ (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01 Other Events.

On March 1, 2012, Senesco Technologies, Inc. (the “Company”) issued a press release announcing that it has received Institutional Review Board approval and has finalized a clinical trial research agreement with the University of Arkansas for Medical Sciences (“UAMS”) in Little Rock, Arkansas to evaluate SNS01-T, the Company’s lead therapeutic candidate for the treatment of multiple myeloma in the on-going Phase 1b/2a study.

The University of Arkansas for Medical Sciences (“UAMS”) is one of the region's major academic health centers, located in Little Rock, Arkansas, with outreach programs operating in every county and a regional campus in Northwest Arkansas. The principal investigator in the study at UAMS is Saad Usmani, M.D., Director of Developmental Therapeutics in the Myeloma Institute for Research & Therapy.

In the study, patients are dosed twice-weekly for 6 weeks followed by an observation period. The first group of three patients will receive 0.0125 mg/kg by intravenous infusion. At the end of their 6 weeks of dosing, safety data for the group will be reviewed before the subsequent group receives a higher dosage. The escalated doses administered to the second to fourth groups will be 0.05, 0.2 and 0.375 mg/kg, respectively. The study is an open-label, multiple-dose, dose-escalation study, which will evaluate the safety and tolerability of SNS01-T when administered by intravenous infusion to a total of approximately 15 relapsed or refractory multiple myeloma patients. While the primary objective of this study is to evaluate safety and tolerability, the effect of SNS01-T on tumor response and time to relapse or progression will be assessed using multiple well-established metrics including measurement of the monoclonal protein (M-protein). Patient dosing in the study was initiated in November, 2011 at the Mayo Clinic in Rochester, Minnesota.

A copy of this press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Senesco Technologies, Inc. dated March 1, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SENESCO TECHNOLOGIES, INC.

Dated: March 1, 2012	By:	/s/ Leslie J. Browne, Ph.D.
Name: Leslie J. Browne, Ph.D.
Title: President and Chief Executive Officer